EXHIBIT 5

                       BALLARD SPAHR ANDREWS & INGERSOLL
                      300 EAST LOMBARD STREET, 19TH FLOOR
                           BALTIMORE, MD 21202-3268
                               TEL: 410-528-5600
                               FAX: 410-528-5650

                                   July 17, 1997

          McDonnell Douglas Corporation
          P.O. Box 516
          St. Louis, Missouri  63166-0516

                    Re:  Registration Statement on Form S-3
                         Registration No. 333-30033

          Ladies and Gentlemen:

                    We have served as Maryland counsel to McDonnell Douglas Corporation, a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the registration of 3,500,000 shares (the "Shares") of Common Stock, par value $1.00 per share, of the Company, and the related right attached to each Share (the "Rights"), each to purchase one-one hundredth of a share of Series A Junior Participating Preferred Stock, $.01 par value per share, of the Company, covered by the above-referenced Registration Statement, and all amendments thereto (the "Registration Statement"), under the Securities Act of 1933, as amended (the "1933 Act"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

                    In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

                    1. The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Securities and Exchange
          Commission (the "Commission") under the 1933 Act;

                    2. The charter of the Company, certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

                    3.   The Bylaws of the Company, as amended
          October 25, 1996, attached as Exhibit 3(b) to the
          Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996;

                    4. The Amended and Restated Rights Agreement (the "Rights Agreement"), dated as of May 31, 1996, between the Company and First Chicago Trust Company of New York, attached as Exhibit 4 to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 1996;

                    5.   Resolutions adopted by the Board of
          Directors and stockholder of the Company relating to the sale, issuance and registration of the Shares and the execution, delivery and performance of the Rights
          Agreement, certified as of a recent date by the Secretary of the Company;

                    6. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

                    7. A certificate executed by the Secretary of the Company, dated as of a recent date; and

                    8.   Such other documents and matters as we
          have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

                    In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

                    1.   Each individual executing any of the
          Documents, whether on behalf of such individual or any other person, is legally competent to do so.

                    2.   Each individual executing any of the
          Documents on behalf of a party (other than the Company) is duly authorized to do so.

                    3.   Each of the parties (other than the
          Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding.

                    4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There are no oral or written modifications or amendments to the Documents and there has been no waiver of any provisions of the Documents, by action or conduct of the parties or otherwise.

                    5.   In expressing the opinion set forth in
          paragraph 3 below we have assumed that each director has acted and will act (i) in good faith, (ii) in a manner he or she reasonably believes to be in the best interests of the Company, and (iii) with the care that an ordinarily prudent person in a like position would use under similar circumstances.

                    The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

                    Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

                    1.   The Company is a corporation duly
          incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

                    2. The Shares are duly authorized and, when and if delivered against payment therefor in accordance with the resolutions of the Board of Directors of the Company, or a duly authorized committee thereof authorizing their issuance, will be duly and validly issued, fully paid and nonassessable.

                    3. When issued in accordance with the terms of the Rights Agreement and the resolutions of the Board of Directors of the Company authorizing their issuance, the Rights will be validly issued.

                    The foregoing opinion is limited to the
          substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or "blue sky") laws or the real estate syndication laws of the State of Maryland.

                    We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

                    This opinion is being furnished to you solely for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity (other than Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company) without, in each instance, our prior written consent.

                    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                              Very truly yours,

                              /s/ Ballard Spahr Andrews & Ingersoll